ACQUISITION BY

DATA STORAGE CORPORATION

OF CERTAIN ASSETS OF

BROADSMART, FLORIDA

Summary of Proposed Terms (“Term Sheet”)

October 19, 2017

Purchaser:	Data Storage Corporation, a Nevada corporation (“DSC”)
Seller:	Broadsmart, Florida
Structure:	Subject to the completion of satisfactory due diligence, determined by DSC in its sole discretion, acquisition by DSC (or a newly created wholly-owned subsidiary of DSC) of BROADSMART, FLORIDA Inc. and all related assets used in connection therewith, including but not limited to intellectual property (collectively, the “Purchased Business”).
Purchase Price:

The purchase price for the Purchased Business (the “Purchase Price”) will be $12,500 and would consist of the following:

  In addition, 15% of the net billing (net of tax) will be paid per month over the length of the end user agreement.

Adjustment to Purchase Price	DSC will be entitled to offset any losses relating to breaches of representations and warranties by BROADSMART, FLORIDA in the purchase agreement or excluded liabilities specified in the purchase agreement, as well as any decline in revenues below the mutually agreed Revenue Floor.
Conditions Precedent:

The Closing would be subject to the usual and customary conditions precedent for transactions of this type, including, without limitation:

  Completion by DSC, in its sole discretion, of a customary due diligence investigation of the Purchased Business
  Negotiation and execution of definitive asset purchase agreement and other transaction documents satisfactory to DSC
  Receipt of the consent of any applicable governmental authorities and contractual counterparties concerning the transfer of the Purchased Business to DSC
  Receipt of customary closing deliverables
  No material adverse change having occurred in the assets (including historical levels of working capital), business, operations, financial condition or prospects of the Company.

Timing of Closing:	Expected to occur on or before the date that is thirty (30) days from the execution of this Term Sheet.
Expenses:	Each party will bear its own fees and expenses (including, without limitation, fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with the transaction, whether or not the Closing occurs.
Confidentiality:	The parties agree and acknowledge that the existence of this Term Sheet and all of its terms and conditions are subject to the Mutual Non-Disclosure Agreement between DSC and BROADSMART, FLORIDA (the “NDA”).

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No-Shop Provision:

In consideration of the substantial time, effort and money expended and to be expended by DSC in connection with the preparation and execution of this Term Sheet and undertaking the due diligence efforts described herein (which BROADSMART, FLORIDA agrees and acknowledges is sufficient consideration), BROADSMART, FLORIDA agrees that, from the date of execution and delivery of this Term Sheet until the first to occur of: (a) DSC having provided written notice to BROADSMART, FLORIDA of termination by DSC of its due diligence efforts and its decision to not proceed to negotiate a definitive purchase agreement; (b) the execution by the parties of a definitive purchase agreement; or (c) ninety (90) days after execution and delivery of this Term Sheet by the parties (the “Restricted Period”), BROADSMART, FLORIDA shall not, directly or indirectly, solicit, initiate, encourage, entertain or participate in any inquiries or proposals from, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from, or enter into any term sheet, letter of intent or contract with, any person or entity (including any of its officers or employees), in each case relating to: (i) any equity or convertible debt issuance, merger, consolidation, recapitalization, business combination or other transaction resulting in a change of control of BROADSMART, FLORIDA; or (ii) any sale or other disposition of all or any part of the Purchased Business (any such transaction, an “Alternative Transaction”). If, during the Restricted Period, BROADSMART, FLORIDA or any of its agents, advisors or representatives receives any communication concerning a proposed Alternative Transaction, BROADSMART, FLORIDA shall not (and shall cause its agents, advisors and representatives to not) make any written or oral response to such communication (other than to state that a contractual obligation precludes a substantive response) and shall provide written notice to DSC promptly (and in any event within two (2) business days) after such communication is received, which notice shall include a reasonable description of the material terms and conditions of the proposed Alternative Transaction (including the identity of the person or entity making the communication) and correct and complete copies of any documents supplied by such person or entity in connection with the proposed Alternative Transaction.

BROADSMART, FLORIDA and its agents, advisors and representatives shall cease immediately any discussions regarding any potential Alternative Transactions that were ongoing as of the date of execution and delivery of this Term Sheet by the parties.

Miscellaneous Provisions:

This Term Sheet will be governed by the laws of the State of New York, without giving effect to any conflict of law or choice of law provision that would result in application of the law of any other jurisdiction. The parties each hereby submit to the exclusive jurisdiction of the federal and state courts of the State of New York with respect to any action or proceeding arising out of or relating to this Term Sheet. The parties each irrevocably waive, to the fullest extent allowable under applicable law, any right to a trial by jury in respect of any action or proceeding arising out of or relating to this Term Sheet.

This Term Sheet and the NDA collectively set forth the entire agreement between the parties concerning the subject matter hereof and supersede any and all prior or contemporaneous letters of intent, discussions, correspondence or other arrangements between DSC and BROADSMART, FLORIDA with respect to the transactions contemplated by this Term Sheet.

No purported amendment to any provision of this Term Sheet will be binding on either of the parties hereto unless DSC and BROADSMART, FLORIDA have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Term Sheet and specifies the provision(s) hereof that are being amended.

No purported waiver of any provision of this Term Sheet will be binding on either of the parties except if the party providing such waiver has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Term Sheet and specifies the provision(s) that are being waived.

Neither this Term Sheet nor any of the rights or obligations of BROADSMART, FLORIDA under this Term Sheet may be assigned or delegated, in whole or in part, by BROADSMART, FLORIDA without the prior written consent of DSC. Any purported assignment or delegation in violation of the preceding sentence will be null and void. Subject to the preceding sentences of this paragraph, the binding provisions of this Term Sheet will be binding on the parties and their respective successors and permitted assigns and will inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

No person or entity other than DSC and BROADSMART, FLORIDA, or their respective successors and permitted assigns, is or is intended to be a beneficiary of this Term Sheet.

This Term Sheet may be executed in one or more counterparts and copies of signature pages sent by email, facsimile or other electronic transmission method will be valid and binding for all purposes.

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Expiration:	This Term Sheet and the negotiations concerning the proposed transactions contemplated hereby may be terminated at any time by written agreement signed by DSC and BROADSMART, FLORIDA. Unless executed by BROADSMART, FLORIDA and delivered to DSC on or before October 31, 2017, this Term Sheet shall automatically expire and be null and void on such date.
DSC Non-Solicit Covenant	If this Term Sheet is executed by the parties but the negotiations concerning the transactions contemplated by this Term Sheet are subsequently terminated by the parties, DSC agrees that it will not, at any time during the sixty (60) month period following such termination, directly or indirectly, solicit orders for services or products from any of the customers comprising the Purchased Business that is substantially similar to the services or products that BROADSMART, FLORIDA provides to such customers.
Binding Effect:	Notwithstanding anything to the contrary in this Term Sheet or otherwise, DSC and BROADSMART, FLORIDA each agree and acknowledge that, except for the provisions of the sections hereof entitled “Expenses”, “Confidentiality”, “No Shop Provision”, “Miscellaneous Provisions”, “Expiration”, “DSC Non-Solicit Covenant” and this “Binding Effect” section (which are binding on the parties), this Term Sheet is only a non-binding expression of the present intentions of the parties and, unless and until definitive agreements with respect to the transaction described herein have been executed and delivered by the parties, no legally binding agreement exists between the parties hereto to consummate the transaction contemplated by this Term Sheet. This Term Sheet shall not be interpreted as imposing any obligation on either of the parties to negotiate in good faith or to otherwise consummate the transactions contemplated hereby. Each party agrees and acknowledges that the other party will not be liable for any indirect, incidental, consequential, reliance or similar damages (including, without limitation, loss of revenue or business opportunity) in relation to, or in connection with, the failure to occur of the transactions contemplated by this Term Sheet, and each party hereby irrevocably waives and releases any right it may now or hereafter have to make any claim relating to such matter.

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IN WITNESS WHEREOF, the parties have each executed and delivered this Term Sheet as of the date set forth above.

DSC:

DATA STORAGE CORPORATION

By: /s/ Charles M. Piluso

Name: Charles M. Piluso

Title: Chief Executive Officer

BROADSMART, FLORIDA:

AMERICAN TELEPHONE COMPANY

By: /s/ Todd Correll

Name: Todd Correll

Title: President

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